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                               FIRST AMENDMENT TO
                        PREFERRED SHARES RIGHTS AGREEMENT

        This First Amendment to Preferred Shares Rights Agreement (this "Amendment") is made as of May 22, 1998 by and between Pete's Brewing Company, a California corporation (the "Company"), and Norwest Bank Minnesota, N.A., a national banking association (the "Rights Agent").

        WHEREAS, the Company and American Stock Transfer and Trust Company (the "Former Agent") entered into a Preferred Shares Rights Agreement dated as of November 25, 1996 (the "Agreement").

        WHEREAS, effective as of October 1, 1997, the Company discharged American Stock Transfer and Trust Company as rights agent under the Agreement and appointed the Rights Agent as the successor rights agent.

        WHEREAS, the Company has entered into an Agreement and Plan of Merger dated as of May 22, 1998 (as it may be amended or supplemented from time to time, the "Merger Agreement") among PBC Holdings, Inc. ("PBC Holdings"), PBC Acquisition Corp. ("PBC Acquisition"), The Gambrinus Company and the Company.

        WHEREAS, Section 3.16 of the Merger Agreement provides that the Company will amend the Agreement (defined below) within two Business Days (as defined in the Merger Agreement) following the date of the Merger Agreement to (i) render the Agreement inapplicable to the Merger (as defined in the Merger Agreement) and the Merger Agreement, (ii) ensure that (y) none of PBC Holdings, PBC Acquisition or any of their respective affiliates is an Acquiring Person (as defined in the Agreement) pursuant to the Agreement solely by virtue of the execution of the Merger Agreement and the consummation of the Merger and (z) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Agreement) does not occur by reason of the Merger, the execution of the Merger Agreement or the consummation of the Merger and (iii) provide that the Final Expiration Date (as defined in the Agreement) shall occur immediately prior to the Effective Time (as defined in the Merger Agreement), and such amendment will not be further amended by the Company without the prior consent of PBC Holdings in its sole discretion.

        WHEREAS, pursuant to Section 27 of the Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below.

        NOW, THEREFORE, the Agreement is hereby amended as follows:

        1.     Section 1(a) is amended by inserting the following at the end of
               Section 1(a):

               "Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of PBC Holdings, Inc. ("PBC Holdings"), PBC Acquisition Corp. ("PBC

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               Acquisition"), their subsidiaries, Affiliates or Associates or permitted assignees or transferees under those certain Stockholder Agreements of even date herewith between PBC Holdings and certain stockholders of the Company (the "Voting Agreements") is an Acquiring Person pursuant to this Agreement solely by virtue of the execution of the Agreement and Plan of Merger dated May 22, 1998 among PBC Holdings, PBC Acquisition, The Gambrinus Company and the Company (the "Merger Agreement") and the Voting Agreements or the consummation of the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Voting Agreements."

        2.     Section 1(h) is amended by inserting the following at the end of
               Section 1(h):

               "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur solely by reason of the execution of the Merger Agreement and the Voting Agreements, the consummation of the Merger, or the consummation of the other transactions contemplated by Merger Agreement or the Voting Agreements."

        3.     Section 1(t) is amended by inserting the following at the end of
               Section 1(t):

               "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Shares Acquisition Date shall not occur solely by reason of the execution of the Merger Agreement and the Voting Agreements, the consummation of the Merger, or the consummation of the other transactions contemplated by the Merger Agreement or the Voting Agreements."

        4.     Section 1(x) is amended by inserting the following at the end of
               Section 1(x):

               "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Triggering Event shall not occur solely by reason of the execution of the Merger Agreement and the Voting Agreements, the consummation of the Merger, or the consummation of the other transactions contemplated by the Merger Agreement or the Voting Agreements."

        5. Section 1(k) is amended and restated in its entirety to read as follows:

               "(k) 'FINAL EXPIRATION DATE' shall mean the earlier of (i) immediately prior to the Effective Time (as defined in the Merger Agreement) or (ii) October 22, 2006."

        6. A new Section 35 is added to the end of the Agreement to read in its entirety as follows:


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                "Section 35. Merger Agreement with PBC Holdings, PBC Acquisition
                Corp. and The Gambrinus Company. Neither the performance of the Merger Agreement nor the consummation of the transactions contemplated thereby will result in any separation of the Rights (as defined in the Agreement) from the underlying Common Shares of the Company, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement."

        7.      (a)   This Amendment shall be deemed to be entered into under
                      the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

               (b) This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        8. As amended hereby, the Agreement shall remain in full force and effect.


        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


THE COMPANY:                               THE RIGHTS AGENT UNDER THE AGREEMENT:


PETE'S BREWING COMPANY                     NORWEST BANK MINNESOTA, N.A.

By: /s/ JEFFREY A. ATKINS                  By: /s/ TED GARRITY
    ---------------------------                ---------------------------------

Name: Jeffrey A. Atkins                    Name: Ted Garrity
      -------------------------                  -------------------------------
Title: Chief Executive Officer             Title: Trust Officer
      -------------------------                  -------------------------------



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